Exhibit 3.6

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND PRIVILEGES

OF SERIES B-1 CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001

OF

STANDARD BIOTOOLS INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), STANDARD BIOTOOLS INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Eighth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 15, 2011 (as amended, including without limitation, by the Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 1, 2022 prior to the filing of this Certificate of Designations, the “Certificate of Incorporation”), authorizes the issuance of 410,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of any wholly unissued series of Preferred Stock, including to fix the number of shares constituting any such series.

That, pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board, on February 17, 2022, adopted the following resolution designating a new series of Preferred Stock as “Series B-1 Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby created and authorized, and the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

Section 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series B-1 Convertible Preferred Stock” (the “Series B-1 Preferred Stock”). The number of authorized shares constituting the Series B-1 Preferred Stock shall be 128,267. That number from time to time may be increased (but not above the total number of authorized shares of the class of Preferred Stock of the Company) or decreased (but not below the number of shares of Series B-1 Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series B-1 Preferred Stock.

Section 2. Ranking. Except as otherwise provided herein, the Series B-1 Preferred Stock shall rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with the Series B-2 Preferred Stock and, subject to Section 13(b), each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B-1 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) subject to Section 13(b), junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company (other than the Series B-2 Preferred Stock) and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B-1 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Section 3. Definitions.

(a) As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) no Investor Party shall be deemed to be an Affiliate of any other Investor Party solely as a result of the Transactions. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Casdin” means, collectively, Casdin Private Growth Equity Fund II, L.P., a Delaware limited partnership and Casdin Partners Master Fund, L.P., a Cayman Islands exempted limited partnership.

“Casdin Parties” means Casdin and each Permitted Transferee of Casdin to whom shares of Series B-1 Preferred Stock or Common Stock are Transferred pursuant to Section 6.15(b) of the Casdin Purchase Agreement.

“Casdin Preferred Percentage” means, as of any time, (a) the number of shares of Common Stock into which the shares of Series B-1 Preferred Stock beneficially owned by the Casdin Parties are convertible divided by (b) the total number of shares of Common Stock issued and outstanding, in each case as of such time and assuming that all shares of Series B Preferred Stock outstanding are converted into shares of Common Stock.

“Casdin Purchase Agreement” means the Series B-1 Convertible Preferred Stock Purchase Agreement by and between the Company and Casdin, dated as of January 23, 2022, as it may be amended, modified or supplemented from time to time.

“Certificate of Designations” means this Certificate of Designations relating to the Series B-1 Preferred Stock, as it may be amended from time to time.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions, directly or indirectly:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction, or a series of related transactions, in which (A) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are the same as the holders of securities that represent at least a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (B) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(ii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, license or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (A) in the case of a merger or consolidation, a transaction, or a series of related transactions, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person or Parent Entity in such merger or consolidation transaction immediately after such transaction or (B) in the case of a sale, transfer, license or lease of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(iii) shares of Common Stock or shares of any other Capital Stock into which the Series B-1 Preferred Stock is convertible are not listed for trading on any U.S. national securities exchange or cease to be traded in contemplation of a delisting.

For the avoidance of doubt, the Transactions shall not constitute a Change of Control.

“Change of Control Purchase Date” means, with respect to a share of Series B-1 Preferred Stock, (i) in the case of a conversion pursuant to Section 9(a)(i), the date on which the Company issues the shares of Common Stock on conversion of such share and (ii) in the case of a Change of Control Put, the date on which the Company makes the payment in full of the Change of Control Put Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“close of business” means 5:00 p.m. (New York City time) on any Business Day.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series B-1 Preferred Stock, and its successors and assigns.

“Conversion Price” means, for each share of Series B-1 Preferred Stock at any time, a dollar amount equal to the Liquidation Preference divided by the Conversion Rate as of such time.

“Conversion Rate” means 294.1176, subject to adjustment in accordance with Section 11.

“Effective Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of Common Stock under a separate ticker symbol or CUSIP number shall not be considered “regular way” for the purposes of this definition and the “Effective Date” definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Holder” means a Person in whose name shares of the Series B-1 Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series B-1 Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, that, to the fullest extent permitted by law, (a) no Person that has received shares of Series B-1 Preferred Stock in violation of the Casdin Purchase Agreement shall be a Holder, (b) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and (c) the Person in whose name the shares of the Series B-1 Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Investor Parties” means, collectively, the Casdin Parties and the Viking Parties.

“Issuance Date” means, with respect to any share of Series B-1 Preferred Stock, the date of issuance of such share.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common

Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share of the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liquidation Preference” means, with respect to any share of Series B-1 Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion Price” means, at any time, 250% of the Conversion Price as of such time.

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock or options contracts relating to the Common Stock by any exchange or quotation system on which the Last Reported Sale Price is determined pursuant to the definition of “Last Reported Sale Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or otherwise; or

(ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“NASDAQ” means the Nasdaq Stock Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market or any successor thereto.

“Neutral Manner” means in the same proportion as the outstanding Common Stock (excluding any and all Common Stock Beneficially Owned, directly or indirectly, by the Investor Parties) voted on the relevant matters.

“Officers’ Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” means the Closing Date, as defined in the Casdin Purchase Agreement.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Permitted Transferee” has the meaning set forth in the Casdin Purchase Agreement or the Viking Purchase Agreement, as applicable.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, series, unincorporated organization or any other entity.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee thereof or by statute, contract or otherwise).

“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series B-1 Preferred Stock, and its successors and assigns.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the purchasers party thereto dated as of January 23, 2022 as it may be amended, supplemented or otherwise modified from time to time.

“Related Person” means (a) any executive officer of the Company, (b) any director of the Company or any Affiliate of such director and (c) any Person that, together with its Affiliates, holds 5% of more of the outstanding shares of Common Stock (measured on an as-converted basis).

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Series B Preferred Stock” means, collectively, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-2 Certificate of Designations” means the Certificate of Designations relating to the Series B-2 Preferred Stock, as it may be amended from time to time.

“Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, limited liability company, trust, association or other business entity of which a majority of the partnership, limited liability company, trust, association or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, trust, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, trust, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, limited liability company, trust, association or other business entity.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Tax Return” means any return, estimates, report, statement, information return or other document (including any related or supporting information such as a schedule or attachment thereto) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendment thereof.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transactions” has the meaning set forth in the Casdin Purchase Agreement.

“Transfer” has the meaning set forth in the Casdin Purchase Agreement or the Viking Purchase Agreement, as applicable.

“Transfer Agent” means the Person acting as transfer agent, Registrar and paying agent and Conversion Agent for the Series B-1 Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Computershare Trust Company, N.A.

“Viking” means collectively, Viking Global Opportunities Illiquid Investments Sub-Master LP, a Cayman Islands exempted limited partnership and Viking Global Opportunities Drawdown (Aggregator) LP, a Cayman Islands exempted limited partnership.

“Viking Parties” means Viking and each Permitted Transferee of Viking to whom shares of Series B-2 Preferred Stock or Common Stock are Transferred pursuant to Section 6.15(b) of the Viking Purchase Agreement.

“Viking Purchase Agreement” means the Series B-2 Convertible Preferred Stock Purchase Agreement by and between the Company and Viking, dated as of January 23, 2022, as it may be amended, modified or supplemented from time to time.

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series B Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” means, for any Trading Days, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FLDM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(i) The following terms have the meanings set forth in the Sections referenced below:

Term	Section
1% Exception	Section 11(j)
Board	Preamble
Certificate of Incorporation	Preamble
Change of Control Call	Section 9(e)
Change of Control Effective Date	Section 9(c)
Change of Control Election Notice	Section 9(b)
Change of Control Put	Section 9(a)
Change of Control Put Price	Section 9(a)
Clause A Distribution	Section 11(c)(1)
Clause B Distribution	Section 11(c)(2)
Clause C Distribution	Section 11(c)(2)
Common Stock	Preamble
Company	Preamble
Constituent Person	Section 12(a)(iii)
Conversion Date	Section 8(a)
Conversion Notice	Section 8(a)(i)
DGCL	Preamble
Distributed Property	Section 11(c)
Exchange Property	Section 12(a)(iii)
Final Change of Control Notice	Section 9(c)
Junior Stock	Section 2(b)
Mandatory Conversion	Section 7(a)

Mandatory Conversion Date	Section 7(a)
Notice of Mandatory Conversion	Section 7(b)
Notice of Redemption	Section 10(b)
Parity Stock	Section 2(a)
Preferred Stock	Preamble
Redemption	Section 10(a)
Redemption Date	Section 10(b)
Redemption Price	Section 10(a)
Reorganization Event	Section 12(a)(iii)
Senior Stock	Section 2(b)
Series B-1 Preferred Director	Section 14(a)
Spin-Off	Section 11(c)
Third Party Transfer Taxes	Section 19(b)
Trigger Event	Section 11(c)
Valuation Period	Section 11(c)
Voting Threshold	Section 13(a)

Section 4. Dividends. Subject to the provisions of this Certificate of Designations (including Section 13(b)), dividends may be declared by the Board or any duly authorized committee thereof on any Junior Stock from time to time. The Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on the Common Stock as if the Series B-1 Preferred Stock were, though the Series B-1 Preferred Stock shall not be, converted, at the Conversion Rate in effect on the Record Date for such dividend or distribution, pursuant to Section 6(a) into shares of Common Stock (without regard to any limitations on conversion) immediately prior to such Record Date, as and when paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock. No dividend shall be declared or paid on the Series B-2 Preferred Stock unless a dividend in an equal amount per share is also declared or paid (as applicable) on the Series B-1 Preferred Stock.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series B-1 Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series B-1 Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount per share of Series B-1 Preferred Stock that such Holders would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted all shares of Series B Preferred Stock into Common Stock (pursuant to Section 6(a) or Section 6(a) of the Series B-2 Certificate of Designations, as applicable (without regard to any of the limitations on convertibility contained therein)). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and shall have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to (i) Section 5(a) to all Holders, (ii) Section 5(a) of the Series B-2 Certificate of Designations to all holders of the Series B-2 Preferred Stock, and (iii) the liquidating distributions payable to all holders of any other Parity Stock, the amounts distributed to the Holders, the holders of the Series B-2 Preferred Stock and to the holders of all other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company or a Subsidiary of the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the holders of Series B Preferred Stock shall not be entitled to any payments pursuant to Section 5(a) herein or Section 5(a) of the Series B-2 Certificate of Designations on account of such sale, conveyance, lease, exchange or transfer.

Section 6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series B-1 Preferred Stock at any time into a number of shares of Common Stock equal to the Conversion Rate; provided, that each Holder shall receive cash in lieu of any fractional shares or as otherwise set out in Section 8(f). The right of conversion may be exercised as to all or any portion of such Holder’s Series B-1 Preferred Stock from time to time; provided, that in each case, no right of conversion may be exercised by a Holder in respect of fewer than 10,000 shares of Series B-1 Preferred Stock (unless such conversion relates to all shares of Series B-1 Preferred Stock held by such Holder).

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance on the conversion of the Series B-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable on the conversion to Common Stock of all the shares of Series B-1 Preferred Stock then outstanding. The Company shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of shares of Common Stock as shall from time to time be issuable on the conversion of all the shares of Series B-1 Preferred

Stock then outstanding. Any shares of Common Stock issued on conversion of Series B-1 Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and shall not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 7. Mandatory Conversion by the Company.

(a) At any time after the five year anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Common Stock was greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series B Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a) and in accordance with Section 7(b), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series B-1 Preferred Stock then outstanding shall be converted into (A) a whole number of shares of Common Stock at the Conversion Rate plus (B) cash in lieu of fractional shares or as otherwise set forth in Section 8(f).

(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within five Business Days following the completion of the applicable period of 20 Trading Days referred to in Section 7(a), provide notice of such Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion shall not limit a Holder’s right to convert its shares of Series B-1 Preferred Stock on any Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten Business Days and no more than 20 Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall specify:

(i) the Mandatory Conversion Date selected by the Company;

(ii) the applicable procedures a Holder must follow for issuance of the shares of Common Stock pursuant to Section 8(a); and

(iii) the Conversion Rate as anticipated to be in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued to the Holder on conversion of each share of Series B-1 Preferred Stock held by such Holder.

Section 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series B-1 Preferred Stock pursuant to this Section 8(a) (the first Business Day on which such Holder has complied with all such procedures (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), the “Conversion Date”):

(i) in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A together with such additional information as the Conversion Agent may reasonably require (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, that a Conversion Notice may be conditional on the completion of a Change of Control or other condition, transaction or event as such Holder may specify;

(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B-1 Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay the amount of any Third Party Transfer Taxes.

Notwithstanding the forgoing, with respect to a Mandatory Conversion pursuant to Section 7, the Conversion Date shall mean the Mandatory Conversion Date, regardless of whether the foregoing has occurred or been complied with.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B-1 Preferred Stock, such shares of Series B-1 Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable on conversion of Series B-1 Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three Trading Days thereafter; provided, that if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second Business Day and no later than the seventh Business Day following the date of such notice), the Company shall issue the number of whole shares of Common Stock issuable on conversion (and deliver payment of cash in lieu of fractional shares or as otherwise set out in Section 8(f)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-

entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or as set forth in the records of the Company or in a notice from the Holder to the Conversion Agent, as applicable (in the case of Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered on conversion of shares of Series B-1 Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Shares of Series B-1 Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series B-1 Preferred Stock and shall be retired promptly after the conversion or acquisition thereof. All such shares shall, on their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(e) Partial Conversion. In case any certificate for shares of Series B-1 Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or on the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B-1 Preferred Stock not converted.

(f) No Fractional Shares. No fractional shares of Common Stock shall be delivered to the Holders on conversion of shares of Series B-1 Preferred Stock. In lieu of fractional shares otherwise issuable, each Holder shall be entitled to receive, at the Company’s sole discretion, either (i) cash in lieu of delivering any fractional share of Common Stock issuable on conversion based on the VWAP of the Common Stock for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the next following Trading Day) or (ii) one additional whole share of fully paid and nonassessable Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder on the conversion of such Holder’s shares of Series B-1 Preferred Stock would include a fractional share, such determination shall be based on the aggregate number of shares of Series B-1 Preferred Stock of such Holder that are being converted and/or issued on any single Conversion Date or Change of Control Purchase Date.

Section 9. Change of Control.

(a) Change of Control Put. In the event of a Change of Control, each Holder of outstanding shares of Series B-1 Preferred Stock may, at such Holder’s election, (i) effective as of immediately prior to the Change of Control Effective Date, convert all or a portion of its shares of Series B-1 Preferred Stock pursuant to Section 6(a) or (ii) require the Company to purchase all of such Holder’s shares of Series B-1 Preferred Stock that have not been so converted at a purchase price per share of Series B-1 Preferred Stock (a “Change of Control Put”) for an amount in cash (in the case of clause (A)) or the applicable consideration (in the case of clause (B)) for each such share of Series B-1 Preferred Stock (the “Change of Control Put Price”) equal to, at the Holder’s election (or if the Holder does not so elect, the greater of, as determined by the Board acting in good faith) (A) the Liquidation Preference of such share of Series B-1 Preferred Stock or (B) the amount of cash and/or other assets such Holder would have received in the transaction constituting a Change of Control had such Holder, immediately prior to such Change of Control, converted such share of Series B-1 Preferred Stock into Common Stock pursuant to Section 6(a) but without regard to any of the limitations on convertibility contained therein (provided, that if the kind or amount of securities, cash and other property receivable in such transaction is not the same for each share of Common Stock held immediately prior to such transaction by a Person, then the kind and amount of securities, cash and other property receivable on Change of Control Put following such transaction shall be deemed to be the weighted average of the types and amounts of consideration received by all holders of Common Stock). The Company shall not take any action that would be reasonably expected to impair the Company’s ability to pay the Change of Control Put Price when due, including by investing available funds in illiquid assets. For clarity, but subject to Section 9(e), any shares of Series B-1 Preferred Stock that a Holder does not convert as set forth in clause (i) above or subject to the Change of Control Put as set forth in clause (ii) above shall remain outstanding as provided herein.

(b) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed), (ii) a description of the material terms and conditions of the Change of Control and (iii) the then-applicable Conversion Rate. No later than the later of (x) ten Business Days prior to the Change of Control Effective Date as set forth in the Initial Change of Control Notice and (y) the 20th Business Day following receipt of the applicable Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Company in writing thereof (a “Change of Control Election Notice”) and shall specify (A) whether such Holder is electing to exercise its rights pursuant to Section 9(a)(i), Section 9(a)(ii) or both, and (B) the number of shares of Series B-1 Preferred Stock subject thereto.

(c) Final Change of Control Notice. Within ten days prior to the effective date of the Change of Control (the “Change of Control Effective Date”), a final written notice (the “Final Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on the Business Day immediately prior to the date such notice is sent, which notice shall contain:

(i) a statement setting forth in reasonable detail the calculation of the Change of Control Put Price with respect to such Holder;

(ii) the Change of Control Purchase Date, which shall be no later than ten Business Days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 9(c)(iii); and

(iii) the instructions that a Holder must follow to receive the Change of Control Put Price in connection with such Change of Control.

(d) Change of Control Put Procedure. To receive the Change of Control Put Price, a Holder must surrender to the Transfer Agent in accordance with the instructions delivered pursuant to Section 9(c)(iii), the certificates representing the shares of Series B-1 Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable.

(e) Change of Control Call. In the event of a Change of Control following which the Company merges with another person and is not the surviving corporation or the Common Stock is no longer listed on a U.S. national securities exchange, if a Holder has not delivered a Change of Control Election Notice in accordance with Section 9(a) within the time specified therein or has delivered a Change of Control Election Notice for less than all of its shares of Series B-1 Preferred Stock, the Company may elect to redeem (a “Change of Control Call”), subject to the right of such Holders to convert the Series B-1 Preferred Stock pursuant to Section 6(a) at any time prior to any such redemption, all of such Holders’ shares of Series B-1 Preferred Stock that are not subject to the Change of Control Election Notice (if any) at a redemption price per share, payable in cash, equal to the Change of Control Put Price. In order to elect a Change of Control Call, the Company must send an irrevocable notice of such election at the same time as the Initial Change of Control Notice, which notice shall contain the anticipated redemption date (which shall be contingent upon the closing of the Change of Control transaction or if the Change of Control transaction has already occurred, such date as elected by the Company no less than 30 nor more than 60 calendar days following the date of such notice), instructions for Holders to receive the Change of Control Put Price, the amount of the Change of Control Put Price, and the last date for a Holder to convert its shares of Series B-1 Preferred Stock in advance of the Change of Control Call (which shall be the Business Day immediately preceding the redemption date). The Company shall not have the right to elect a Change of Control Call unless, as of the date of delivery of notice of a Change of Control Call, it has set aside sufficient funds legally available for the payment of the full Change of Control Put Price for all outstanding shares of Series B-1 Preferred Stock.

(f) Delivery on Change of Control Put/Call. On a Change of Control Put or a Change of Control Call, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds, the Change of Control Put Price for such Holder’s shares of Series B-1 Preferred Stock.

(g) Treatment of Shares. Until a share of Series B-1 Preferred Stock is purchased by the payment in full of the applicable Change of Control Put Price, such share of Series B-1 Preferred Stock shall remain outstanding and shall be entitled to all of the powers, designations, preferences and other rights provided herein.

(h) Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put and payment in full of the Change of Control Put Price after payments required pursuant to any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money specified in Section 9(l) below pursuant to this Section 9 and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Put Price in respect of shares of Series B-1 Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6(a) and Section 7 after all payments required to be made by the Company pursuant to any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money have been made.

(i) Effect of Change of Control Put/Call. On full payment of the Change of Control Put Price for any shares of Series B-1 Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares of Series B-1 Preferred Stock shall no longer be deemed to be outstanding for any purpose and all rights (except the right to receive the Change of Control Put Price) of the Holder of such shares of Series B-1 Preferred Stock shall cease and terminate with respect to such shares.

(j) Withdrawal of Election for Change of Control Put. Notwithstanding anything to the contrary herein, any Holder’s Change of Control Election Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company at any time prior to the close of business on the fourth Business Day immediately succeeding the date of delivery of a Final Change of Control Notice (or, if earlier, the close of business on the second Business Day immediately preceding the relevant Change of Control Purchase Date), specifying the number of shares of Series B-1 Preferred Stock with respect to which such notice of withdrawal is being submitted.

(k) The above provisions of this Section 9 shall similarly apply to successive Changes of Control (or anticipated Changes of Control).

(l) For the avoidance of doubt, and not in limitation of the rights in this section, in the event of a Change of Control Put, the Company shall be permitted to pay the Change of Control Put Price required above in cash following the prior payment in full in cash all obligations of the Company and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Change of Control Put Price in cash. Nothing contained in this Section 9(l) shall limit a Holder’s right to pursue any remedies available to it hereunder.

Section 10. Redemption at the Option of the Company.

(a) At any time after the seventh anniversary of the Original Issuance Date, the Company shall have the right (but not the obligation) to redeem all (but not less than all) of the then-outstanding shares of Series B Preferred Stock, at a redemption price per share of Series B Preferred Stock (payable by the Company in cash) equal to the Liquidation Preference (a “Redemption” and such amount, the “Redemption Price”).

(b) In connection with any Redemption, a written notice (a “Notice of Redemption”) shall be sent by or on behalf of the Company to each Holder as they appear in the records of the Company at least ten days and not more than 60 days before the date fixed for such redemption (the “Redemption Date”). The Notice of Redemption shall specify (i) the Redemption Date, (ii) the total number of shares of Series B-1 Preferred Stock to be redeemed from the applicable Holder, (iii) the amount per share payable to such Holder and (iv) the procedures that such Holders of shares of Series B-1 Preferred Stock must follow in order to receive the Redemption Price for their shares of Series B-1 Preferred Stock to be redeemed. The Company shall deliver or cause to be delivered to each Holder that has complied with the instructions set forth in such Notice of Redemption, cash by wire transfer in an amount equal to the Redemption Price for each share of Series B-1 Preferred Stock held by such Holder.

(c) Prior to any Redemption, each Holder of outstanding shares of Series B-1 Preferred Stock may, at such Holder’s election, effective prior to such Redemption on a date designated by the Holder, convert all or a portion of its shares of Series B-1 Preferred Stock pursuant to Section 6(a).

(d) On full payment of the Redemption Price for all shares of Series B-1 Preferred Stock subject to a Redemption, such shares of Series B-1 Preferred Stock shall no longer be deemed to be outstanding for any purpose and all rights (except the right to receive the Redemption Price) of the Holder of such shares of Series B-1 Preferred Stock shall cease and terminate with respect to such shares.

Section 11. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Series B-1 Preferred Stock participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and on the same terms as holders of the Common Stock and solely as a result of holding the Series B-1 Preferred Stock, in any of the transactions described in this Section 11, without having to convert their shares of Series B-1 Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series B-1 Preferred Stock held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, split or combination); and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 11(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 11(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock and/or the Series B-2 Preferred Stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 11(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 11(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith and in a commercially reasonable manner.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected (or would be required to be effected, notwithstanding the 1% Exception in Section 11(j)) pursuant to Section 11(a) or Section 11(b), (ii) dividends or distributions paid exclusively in cash that are also paid to the Holders of the Series B-1 Preferred Stock pursuant to Section 4, (iii) except as otherwise described below, rights issued pursuant to a stockholder rights plan of the Company, (iv) distributions of Exchange Property in a Reorganization Event and (v) Spin-Offs, as to which the provisions set forth below in this Section 11(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 = the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Company in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 11(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants that are only exercisable on the occurrence of certain triggering events, then the Company shall not adjust the Conversion Rate pursuant to the clauses above until the earliest of these triggering events occurs, and the Company shall readjust the Conversion Rate to the extent that any of these rights, options or warrants are not exercised before they expire. In the case of any distribution of rights, options or warrants, to the extent any such rights, options or warrants expire unexercised, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered on exercise of such rights, options or warrants. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of shares of Series B-1 Preferred Stock shall receive, in respect of each such share, at the same time and on the same terms as holders of the Common Stock, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company determines the “FMV” (as defined above) of any distribution for purposes of this Section 11(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 11(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1 = the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 3(a) as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); provided, that if there is no Last Reported Sale Price of the Capital Stock or similar equity interest distributed to the holders of the Common Stock on such Ex-Dividend Date, the “Valuation Period” shall be the first ten consecutive Trading Day period after, and including, the first Trading Day such Last Reported Sale Price is available; and

MP0 = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided, that if the relevant Conversion Date occurs during the Valuation Period, references to “ten” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 11(c) (and subject in all respect to Section 11(h)), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”) (i) are deemed to be transferred with such shares of the Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(c) (and no adjustment to the Conversion Rate under this Section 11(c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 11(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Original Issuance Date, are subject to events, on the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 11(c) was made, (A) in the case of any such rights, options or warrants that shall all have been purchased without exercise by any holders thereof, on such final redemption or purchase (1) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (2) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase and (B) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 11(a), Section 11(b) and Section 11(c), if any dividend or distribution to which this Section 11(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 11(a) is applicable (a “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 11(b) is applicable (a “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and/or Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 11(c) is applicable (a “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 11(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and/or Clause B Distribution shall be deemed to immediately follow such Clause C Distribution and any Conversion Rate adjustment required by Section 11(a) and/or

Section 11(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and/or Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution and/or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 11(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 11(b).

(d) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd-lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Company in good faith and in a commercially reasonable manner) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 11(d) shall occur at the close of business on the tenth Trading Day immediately following, and including, the Trading Day immediately following the expiration date of such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the ten Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “ten” or “tenth” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate. For the avoidance of doubt, no adjustment under this Section 11(d) shall be made if such adjustment would result in a decrease in the Conversion Rate (other than, for the avoidance of doubt, any readjustment described in the immediately succeeding paragraph).

If the Company or one of its Subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer described in this Section 11(d) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(e) Notwithstanding this Section 11 or any other provision of this Certificate of Designations, if (i) a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, (ii) a Holder has converted its shares of Series B-1 Preferred Stock and the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or prior to the related Record Date, (iii) the consideration due on such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such Ex-Dividend Date and (iv) such shares of Common Stock would be entitled to participate in such dividend, distribution, or other event giving rise to such adjustment, then the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such conversion, and, instead, the shares of Common Stock issuable on conversion on an unadjusted basis shall be entitled to participate in the related dividend, distribution or other event giving rise to such adjustment.

(f) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(g) In addition to those adjustments required by Section 11(a), Section 11(b), Section 11(c) and Section 11(d), and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish income Tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each share of Series B-1 Preferred Stock and the Conversion Agent a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h) If the Company has a stockholder rights plan in effect on conversion of any shares of Series B-1 Preferred Stock, each share of Common Stock, if any, issued on such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued on such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of shares of Series B-1 Preferred Stock, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 11(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Notwithstanding anything to the contrary in this Section 11, the Conversion Rate shall not be adjusted:

(i) on the issuance of shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in Section 11(a), Section 11(b) or Section 11(c);

(ii) on the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii) on the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan (including pursuant to any evergreen plan) or program of or assumed by the Company or any of the Company’s Subsidiaries or in connection with any such shares withheld by the Company for Tax withholding purposes;

(iv) on the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Original Issuance Date;

(v) for a tender offer by any party other than a tender offer by the Company or one or more of the Company’s Subsidiaries as described in Section 11(d);

(vi) on the repurchase of any shares of the Common Stock pursuant to an open-market share repurchase program or other buy-back transaction (including, without limitation, through any structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives), or other buy-back transaction, that is not a tender offer or exchange offer of the nature described under Section 11(d); or

(vii) solely for a change in the par value (or lack of par value) of the Common Stock.

(j) The Company shall not adjust the Conversion Rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate; provided, that the Company shall carry forward any adjustment to the Conversion Rate that the Company would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the Series B-1 Preferred Stock (i) in connection with any subsequent adjustment to the Conversion Rate of at least 1% of the Conversion Rate and (ii) regardless of whether the aggregate adjustment is less than 1% of the Conversion Rate, on the Conversion Date, in each case, unless the adjustment has already been made. The provisions described above in this Section 11(j) are referred to as the “1% Exception”. All calculations and other determinations under this Section 11 shall be made by the Company and shall be made to the nearest 1/10,000th of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until the Conversion Agent shall have received such Officers’ Certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 11 the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 12. Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each, a “Reorganization Event”), each share of Series B-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding but shall become convertible into the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property that have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series B-1 Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series B-1 Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event; provided, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable on such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable on conversion following such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. For the avoidance of doubt, if any Reorganization Event constitutes a Change of Control, the provisions of Section 9 shall also apply.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by all the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than 30 days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12 and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or shall be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B-1 Preferred Stock into Capital Stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 13. Voting Rights.

(a) General. Holders of shares of Series B-1 Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws. Each Holder shall be entitled to the number of votes with respect to the shares of Series B-1 Preferred Stock held by such Holder equal to (i) the largest number of whole shares of Common Stock into which all shares of Series B-1 Preferred Stock could be converted pursuant to Section 6(a) multiplied by (ii) (A) the number of shares of Series B-1 Preferred Stock held by such Holder divided by (B) the aggregate number of issued and outstanding shares of Series B-1 Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters; provided, that to the extent the Series B-1 Preferred Stock held by the Casdin Parties would, in the aggregate, represent voting rights with respect to more than 19.9% of the Company’s outstanding Common Stock (including the Series B-1 Preferred Stock on an as-converted basis) (the “Voting Threshold”), the Casdin Parties shall not be permitted to exercise the voting rights with respect to any shares of Series B-1 Preferred Stock held by them in excess of the Voting Threshold and the Chief Financial Officer or the General Counsel of the Company in office from time to time, each of them individually, with full power of substitution and resubstitution, shall exercise the voting rights with respect to such shares of Series B-1 Preferred Stock in excess of the Voting Threshold in a Neutral Manner.

(b) Investor Consent Rights. In addition to, and not in limitation of, Section 13(a), the vote or written approval or election of the Holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval or election together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Voting Threshold, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for, directly or indirectly, taking any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action, to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock (other than Series B-2 Preferred Stock in connection with the Transactions) or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series B-1 Preferred Stock or Series B-2 Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(ii) the declaration or payment of any dividend or distribution on any Capital Stock of the Company;

(iii) the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock or other Junior Stock, except for (A) the “net” or “cashless” exercise of stock options or warrants, (B) the withholding or repurchase of Capital Stock to satisfy applicable tax withholding obligations arising in connection with exercised stock options or the vesting or settlement of restricted stock units or other stock awards or (C) settlement in cash of restricted stock units or other stock-based awards, in each case of (A) through (C), in the ordinary course of business pursuant to an existing equity plan of the Company or any equity plan approved by the Board;

(iv) any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) to the rights, preferences, privileges or voting powers of the Series B-1 Preferred Stock or Series B-2 Preferred Stock; or

(v) any amendment, alteration or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series B-1 Preferred Stock.

(c) Director Consent Rights. For so long as the Casdin Preferred Percentage is equal to or greater than 7.5%, the vote or consent of at least a majority of the whole Board, including the Series B-1 Preferred Director, if such Series B-1 Director is then in office, either in writing without a meeting or by vote at any meeting, shall be necessary for, directly or indirectly, taking any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) (A) any amendment, alteration, modification or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that increases the size of the Board above seven directors after the Original Issuance Date or (B) the authorization or adoption of any resolution that would have the effect of increasing the number of directors constituting the Board above seven directors;

(ii) the hiring, promotion, demotion or termination of the Chief Executive Officer (whether on an interim basis or otherwise) of the Company;

(iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with, or for the benefit of, any Related Person unless such transaction, agreement or arrangement has been approved by a majority of the disinterested directors of the Company; other than (A) employment or indemnification arrangements with directors (except in a manner that treats the Series B-1 Preferred Director materially differently from the other directors), officers or employees of the Company or any of its Subsidiaries and any benefit plans or employment benefits in the ordinary course of business, (B) routine non-compensatory employment matters such as invention assignment agreements in the ordinary course of business consistent with past practice, (C) transactions, agreements or arrangements involving less than $120,000 per year, (D) transactions, agreements or arrangements contemplated by the Casdin Purchase Agreement or the Viking Purchase Agreement, (E) transactions, agreements or arrangements approved by the Compensation Committee or the Nominating and Corporate Governance Committee of the Board in accordance with their charters as in effect as of the Original Issuance Date (or as may be amended from time to time by the Board (including the Series B-1 Preferred Director if such Series B-1 Director is then in office), (F) transactions pursuant to agreements already in effect (but excluding any modifications to such agreements) or (G) transactions, agreements or arrangements under the Company’s and its Subsidiaries’ benefit plans (including any assumed plans), including, without limitation, option exercises, vesting of restricted stock units, or otherwise, (1) the “net” or “cashless” exercise of stock options or warrants, (2) the withholding or repurchase of Capital Stock to satisfy applicable tax withholding obligations arising in connection with exercised stock options or the vesting or settlement of restricted stock units or other stock awards or (3) settlement in cash of restricted stock units or other stock-based awards, in each case of (1) through (3), in the ordinary course of business pursuant to the Company’s and its Subsidiaries’ equity plans (including any assumed plans);

(iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by the Company or any Subsidiary of the Company;

(v) any change in the principal business of the Company or entry by the Company into any material new line of business; or

(vi) for a period of three years after the Original Issuance Date (or such shorter period ending immediately when the Casdin Preferred Percentage is less than 7.5%), (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other Person or (B) any sale, lease, license, transfer or other disposition of any assets of the Company or any of its Subsidiaries (in each case other than acquisitions or dispositions of inventory or equipment in the ordinary course of business and consistent with past practice) for consideration in excess of $50,000,000 in the aggregate in any six month period.

(d) Each Holder of Series B-1 Preferred Stock shall have one vote per share on any matter on which Holders of Series B-1 Preferred Stock are entitled to vote either (i) separately as a single class or (ii) together with Holders of the Series B-2 Preferred Stock as a single class, in each case whether at a meeting or by written approval or election, without giving effect to limitations associated with the Voting Threshold.

(e) The vote or written approval of the Holders of 75% of the shares of Series B-1 Preferred Stock outstanding at such time, voting together as a single class and, for the avoidance of doubt, without giving effect to limitations associated with the Voting Threshold, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be sufficient to waive or amend the provisions of Section 9(h) of this Certificate of Designations, and any amendment or waiver of any of the provisions of Section 9(h) approved by such percentage of the Holders shall be binding on all of the Holders.

(f) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, to the fullest extent permitted by applicable law, the holders of Series B Preferred Stock shall have the exclusive approval, election and voting rights set forth in Section 13(b) and may effectuate such rights by delivering an approval, election or consent in writing or by electronic transmission of the requisite holders of the Series B Preferred Stock.

(g) On the acquisition of shares of Series B-1 Preferred Stock, the Holder of such shares shall be deemed to irrevocably appoint as its proxy and attorney-in-fact, the Chief Financial Officer and the General Counsel of the Company in office from time to time, each of them individually, with full power of substitution and resubstitution, to consent, approve or vote any shares of Series B-1 Preferred Stock held by them in excess of the Voting Threshold as indicated in Section 13(a) with respect to any matters that must be voted in a Neutral Manner.

Section 14. Series B-1 Preferred Director.

(a) For so long as the Casdin Preferred Percentage is equal to or greater than 7.5%, the Holders of a majority of the outstanding shares of Series B-1 Preferred Stock, voting separately as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Voting Threshold, shall be entitled, at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors, to nominate and elect one member of the Board (a “Series B-1 Preferred Director”). The Series B-1 Preferred Director shall not be subject to the classified board of directors provisions of Article V, Section 2 of the Certificate of Incorporation nor classified into Class I, Class II or Class III. The initial Series B-1 Preferred Director, designated by Casdin pursuant to Section 14(b), shall take office effective as of the Original Issuance Date. Each Series B-1 Preferred Director appointed or elected to the Board of Directors shall continue to hold office until the next annual meeting of the stockholders of the Company and until his or her successor is elected and qualified in accordance with this Section 14(a) and the Bylaws or until such individual’s earlier resignation, death or removal. A majority of the outstanding shares of the Series B-1 Preferred Stock, voting separately as a single class, at a meeting called for such purpose shall have the sole right to remove the Series B-1 Preferred Director. Any vacancy created by the removal, resignation or death of the Series B-1 Preferred Director may be filled by a majority of the directors in office from time to time, but shall solely be filled with the approval of the holders of a majority of the outstanding shares of the Series B-1 Preferred Stock, voting as a single class and, for the avoidance of doubt, without giving effect to limitations associated with the Voting Threshold.

(b) The initial Series B-1 Preferred Director shall be Eli Casdin, who shall serve until the 2022 annual meeting of the Company’s stockholders or such individual’s earlier resignation, death or removal.

(c) In accordance with the provisions of this Section 14, at each meeting of the Company’s stockholders at which the election of the Series B-1 Director is to be considered, the Board of Directors shall duly nominate the Series B-1 Preferred Director designated by the holders of a majority of the Series B-1 Preferred Stock for election to the Board of Directors by the holders of the Series B-1 Preferred Stock, subject to the terms and conditions of the Casdin Purchase Agreement.

(d) Without prejudice to the rights of Casdin pursuant to the Casdin Purchase Agreement, after the Original Issuance Date, and subject to applicable Law and the listing standards of Relevant Exchange, the Series B-1 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Board, at Casdin’s option, to sit on such committee. If the Series B-1 Preferred Director fails to satisfy the applicable qualifications under Law or stock exchange listing standard to sit on any committee of the Board, then the Board shall offer such Series B-1 Preferred Director the opportunity to attend (but not vote at) the meetings of such committee as an observer.

(e) The Series B-1 Preferred Director shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as director as the other non-employee directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include the Series B-1 Preferred Director as an “insured” for all purposes under such insurance policy for so long as the Series B-1 Preferred Director is a director of the Company and for the same period as for other former directors of the Company when the Series B-1 Preferred Director ceases to be a director of the Company.

Section 15. Term. Except as expressly provided in this Certificate of Designations, the shares of Series B-1 Preferred Stock shall not be redeemable or otherwise mature and the term of the Series B-1 Preferred Stock shall be perpetual.

Section 16. No Sinking Fund. Shares of Series B-1 Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B-1 Preferred Stock shall be Computershare Trust Company, N.A. The Company may appoint any other Person reasonably satisfactory to the Holders to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B-1 Preferred Stock and thereafter may remove or replace such other Person at any time, subject to the appointment of a replacement reasonably satisfactory to the Holders. On any such appointment or removal, the Company shall send notice thereof to the Holders.

Section 18. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series B-1 Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense on surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense on delivery to the Company and the Transfer Agent of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any reasonable indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series B-1 Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series B-1 Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series B-1 Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or on the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B-1 Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, on receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver certificates representing the shares of Common Stock issuable on conversion of such shares of Series B-1 Preferred Stock formerly evidenced by the physical certificate.

Section 19. Taxes.

(a) Withholding. The Company and its paying agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder whether in the form of cash or otherwise such Tax amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, for the avoidance of doubt, that if the Company determines that an amount is required to be deducted or withheld on any payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold Taxes on such payment and shall reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding.

(b) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar Taxes due on the issuance of shares of Series B-1 Preferred Stock or the issuance of shares of Common Stock on conversion of Series B-1 Preferred Stock pursuant hereto. However, in the case of conversion of Series B-1 Preferred Stock, the Company shall not be required to pay any such Tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock or Common Stock to a Beneficial Owner other than the initial Beneficial Owner of Series B-1 Preferred Stock (“Third Party Transfer Taxes”), and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Tax or has established, to the reasonable satisfaction of the Company, that such Tax has been paid or is not payable.

(c) Tax Treatment. It is intended that (i) the Series B-1 Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder, and (ii) as a consequence, no difference between the purchase price paid for the Series B-1 Preferred Stock and the Liquidation Preference thereof shall, by reason of Section 305(b)(4) of the Code or Treasury Regulations Section 1.305-5, be treated as a distribution of property until paid in cash. The Company and Holders (and their respective affiliates) shall file all Tax Returns in a manner consistent with the foregoing intended Tax treatment and shall not take any Tax position that is inconsistent with such intended Tax treatment except in connection with, or as required by, any of the following: (A) a change in relevant law or official guidance from a Taxing authority occurring after the Original Issuance Date, (B) after the Original Issuance Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series B-1 Preferred Stock (from and after the effective date of such regulations), (C) an amendment to the terms of this Certificate of Designations or (D) a “determination” within the meaning of section 1313(a) of the Code.

Section 20. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given on the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service, or the date of such delivery, if delivered by electronic mail (provided that no bounceback or similar “undeliverable” message is received by such sender), addressed: (a) if to the Company, to its office at Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, California 94080 (Attention: General

Counsel) (or such e-mail address as specified by the Company, in the case of delivery by electronic mail), (b) if to any Holder, to such Holder at the address (or email address, in the case of delivery by electronic mail) of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (c) to such other address (or email address, in the case of delivery by electronic mail) as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 21. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date and the number of shares of Series B-1 Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 22. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series B-1 Preferred Stock granted hereunder may be waived as to all shares of Series B-1 Preferred Stock (and the Holders thereof) on the vote or written approval or election of the Holders of a majority of the shares of Series B-1 Preferred Stock then outstanding and, for the avoidance of doubt, without giving effect to limitations associated with the Voting Threshold.

Section 23. Severability. If any term of the Series B-1 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term shall, nevertheless, remain in full force and effect, and no term herein set forth shall be deemed dependent on any other such term unless so expressed herein.

Section 24. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Casdin Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Casdin Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company’s Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of the

Company. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 24. Neither the alteration, amendment or repeal of this Section 24, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 24, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 24 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 24, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 24 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 24 (including, without limitation, each portion of any paragraph of this Section 24 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 24 (including, without limitation, each such portion of any paragraph of this Section 24 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 24 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 1st day of April, 2022.

STANDARD BIOTOOLS INC.

By:	/s/ Vikram Jog
Name: Vikram Jog
Title: Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series B-1 Convertible Preferred Stock, par value $0.001, of Standard BioTools Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), of Standard BioTools Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, [as of the date specified below // on // immediately prior to[, and subject to the occurrence of,] [•]].

Date of Conversion (if applicable):

Number of shares of Series B-1 Preferred Stock to be converted:

Share certificate no(s). of Series B-1 Preferred Stock to be converted:

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series B-1 Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Payment Instructions for cash payment in lieu of fractional shares: